Prospectus Supplement No. 1 Filed Pursuant to Rule 424(b)(3)

(to Prospectus dated May 28, 2026)

Registration Statement No. 333-269366

PROSPECTUS SUPPLEMENT NO. 1

Next Bridge Hydrocarbons, Inc.

40,000,000 Shares of Common Stock

_____________________

This prospectus supplement No. 1 updates, amends and supplements the prospectus dated May 28, 2026 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (Registration Statement No. 333-269366) relating to the offering, on a reasonable best efforts basis, directly to selected accredited investors up to 40,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”).

This prospectus supplement No. 1 is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information below:

On June 23, 2026, the board of directors of Next Bridge Hydrocarbons, Inc. declared a dividend whereby each registered holder of Common Stock on the record date will receive 1 share of Common Stock for every 30 shares of Common Stock held, including fractional shares of Common Stock, as applicable (the “Stock Dividend”). The dividend is payable to shareholders of record as of the close of business on July 8, 2026 (the “Record Date”), and will be issued on July 22, 2026. As of today’s date, and prior to the Stock Dividend, there are 264,637,564 shares of Common Stock outstanding. After the Stock Dividend and without giving effect to any shares issued pursuant to the Prospectus there will be approximately 273,458,816 shares of Common Stock outstanding. All share and per-share amounts in the Prospectus should be read giving effect to the Stock Dividend. In the event the 40,000,000 shares of Common Stock being offered pursuant to the Prospectus are issued before the Record Date, there will be 304,637,564 shares of Common Stock eligible to receive the Stock Dividend. Therefore, after the Stock Dividend, there will be approximately 314,792,150 shares of Common Stock outstanding.

The information above updates, amends and supplements certain information contained in the Prospectus. To the extent information in this prospectus supplement No. 1 differs from, updates or conflicts with information contained in the Prospectus, the information in this prospectus supplement No. 1 is the more current information. This prospectus supplement is not complete without, and should not be delivered or utilized, except in conjunction with the Prospectus, including any supplements and amendments thereto. You should read this prospectus supplement No.1 in conjunction with the Prospectus, including any supplements and amendments thereto.

_____________________

Investing in our securities involves risks. See “Risk Factors” beginning on page 8 of the Prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_____________________

The date of this prospectus supplement No. 1 is June 24, 2026